EXHIBIT 23.3

CONSENT OF MINE DEVELOPMENT ASSOCIATES INC.

We hereby consent to all references to our firm and to the estimates of mineralized material and any other analysis performed by us relating to the preliminary feasibility study for Pershing Gold Corporation (the “Company”) that are set forth in this Registration Statement on Form S-1 filed on or about January 18, 2018 and in any prospectuses or amendments or supplements thereto (the “Registration Statement”). We also consent to the reference to us under the heading “Experts” in such Registration Statement and any prospectuses or amendments or supplements thereto.

Dated: January 18, 2018

Mine Development Associates, Inc.

/s/ Paul Tietz
Name: Paul Tietz
Title: Senior Geologist